Exhibit 99.1

Press Release For Immediate Release

Investor Relations Contact:	Media Relations Contact:
Collected Strategies	Stacey Giglio
+1 321-525-4607
Gogo-CS@collectedstrategies.com	sgiglio@gogoair.com

GOGO ANNOUNCES FIRST QUARTER RESULTS

Total Revenue of $226.3 million;

Equipment Revenue up 22% Year-Over-Year to $38.6 million on Record ATG Unit Sales

Net Income of $13.1 million, Adjusted EBITDA1 of $53.3 million, up 41% Sequentially

Gogo Galileo and 5G Expected to Ramp in 2026

BROOMFIELD, Colo. - May 7, 2026 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), a leading global provider of broadband connectivity services for the business and military/government aviation markets, today announced its financial results for the quarter ended March 31, 2026.

“We are pleased with our results in the quarter as Gogo continues its transformation from a domestic provider of air-to-ground (“ATG”) connectivity into a global provider of high-speed broadband to the underpenetrated business and military/government aviation markets,” said Chris Moore, CEO of Gogo. “Gogo Galileo is scaling globally, our sovereign 5G network is live and gaining traction amongst our business and military/government aviation customers, and our geostationary earth orbit (“GEO”) business continues to be resilient.”

Zac Cotner, CFO of Gogo, commented, “Our first quarter reflects the strong demand for our next-generation products as demonstrated by our record ATG and robust Gogo Galileo shipments. Further, our $21.1 million debt principal repayment in April underscores our commitment to de-lever the balance sheet, which remains our top capital allocation priority.”

Q1 2026 Financial Highlights

•
Total revenue of $226.3 million decreased 2% compared to Q1 2025 and 2% compared to Q4 2025.

Equipment Revenue

o
Equipment revenue of $38.6 million increased 22% compared to Q1 2025 and was flat compared to Q4 2025.
o
ATG equipment units sold in Q1 2026 totaled 511, an all-time record, and was up 8% compared to Q4 2025.
o
Q1 equipment units shipped for Gogo Galileo, Gogo's new cutting-edge Low Earth Orbit ("LEO") satellite broadband service, totaled 92, down 42% compared to Q4 2025. Cumulative Gogo Galileo equipment shipments reached 410 units.

Service Revenue

o
Service revenue of $187.7 million decreased 5% compared to Q1 2025 and decreased 2% compared to Q4 2025.

▪
Business aviation service revenue of $154.4 million decreased 9% compared to Q1 2025 and 4% compared to Q4 2025.
▪
Military / Government service revenue of $33.4 million increased 14% compared to Q1 2025 and 7% compared to Q4 2025.
•
Aircraft online ("AOL") as of March 31, 2026:
o
Total ATG AOL2 of 6,116 decreased 11% versus Q1 2025 and 4% versus Q4 2025.
▪
ATG AVANCE AOL of 4,851 increased 3% compared to March 31, 2025 and decreased 2% compared to December 31, 2025.
▪
ATG C-1 AOL of 557 increased 69% from 330 as of December 31, 2025. Gogo's C-1 solution is a simple box swap designed to allow connectivity for Classic ATG customers on Gogo's new LTE network which is expected to come online in 2026.
o
Broadband GEO AOL of 1,306 increased 2% compared to March 31, 2025 and decreased 1% compared to December 31, 2025.
o
Gogo Galileo AOL of 111 increased 50% from 74 as of December 31, 2025.
•
Net income for the quarter was $13.1 million, which includes a $4.9 million pre-tax reduction to the earn-out accrual related to the Satcom Direct acquisition. Net income was $12.0 million in Q1 2025 and ($10.0) million in Q4 2025.
•
Adjusted EBITDA1 of $53.3 million decreased 14% compared to Q1 2025 and increased 41% compared to Q4 2025. Adjusted EBITDA includes $6.1 million of expense incurred in the quarter for ongoing litigation matters.
•
Net cash (used in) provided by operating activities was $(7.2) million in Q1 2026, down from $32.5 million in Q1 2025 and down from $8.5 million in Q4 2025.
•
Free Cash Flow1 of $(19.2) million in Q1 2026 was down from $30.0 million in Q1 2025 and down from $(4.9) million in Q4 2025. Free Cash Flow in the quarter was impacted by annual bonus payouts of $14 million and a reduction in accounts payable and accruals related to inventory purchases.
•
Cash and cash equivalents was $103.5 million as of March 31, 2026 compared to $125.2 million as of December 31, 2025 and $70.3 million as of March 31, 2025.

Recent Developments

•
The Company received approval for an extension under the FCC Reimbursement Program related to its LTE network deployment through November 8, 2026.
•
NetJets Europe is expected to fully roll out Gogo Galileo in the first half of 2026, comprising over half of our current Gogo Galileo AOL. Gogo has also started fleet installations with NetJets North America.
•
Gogo has been awarded approximately $7.5 million in contracts from the National Oceanic and Atmospheric Administration (“NOAA”) that will be delivered over the next five years.
•
The Company has now completed 35 Gogo Galileo commercial supplemental type certificates ("STCs"), covering a total addressable market of approximately 7,000 aircraft. Fourteen additional STCs are expected in the second and third quarters of 2026.
•
Gogo made a $40.0 million earn-out payment in April 2026 related to the Satcom Direct acquisition, due to the strong 2025 performance of the GEO business.
•
Gogo made a $21.1 million principal payment in April 2026 on the HPS term loan facility which is in alignment with our strategy to de-lever the balance sheet.

Reaffirms 2026 Financial Guidance

Gogo reiterates its 2026 financial guidance provided in February.

•
Total revenue in the range of $905 million to $945 million, split ~80% service revenue and ~20% equipment revenue.

•
Adjusted EBITDA1 in the range of $198 million to $218 million, which includes $3 million in strategic investments and $8 million of ongoing litigation expense.
•
Free Cash Flow1 in the range of $90 million to $110 million (based on a range of net cash provided by operating activities of $108 million to $128 million). This Free Cash Flow guidance includes $30 million slated for strategic investments in 2026, net of any FCC reimbursement.
•
Net capital expenditures of $20 million. This assumes $45 million in reimbursement from the FCC Reimbursement Program.

1 See "Non-GAAP Financial Measures" below.

2 See "Key Business Metrics" below.

Conference Call

The Company will host its first quarter conference call on May 7, 2026 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at https://ir.gogoair.com.

Q1 Earnings Call Webcast Link: https://edge.media-server.com/mmc/p/u2r8pusu

Participants can use the below link to retrieve your unique conference ID to use to access the conference call.
https://register-conf.media-server.com/register/BIc4f987ec8e6641bcacc75d30405fcd9f

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow in the discussion above. Management uses Adjusted EBITDA and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP. When analyzing our performance with Adjusted EBITDA or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted amounts of Adjusted EBITDA for fiscal 2026 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts, due to high variability and complexity with respect to estimating certain forward-looking amounts, and we are therefore unable to estimate the probable significance of such amounts. We believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Key Business Metrics

Our management regularly reviews financial and business metrics, including the key business metrics in this press release under "Supplemental Information - Key Business Metrics," to evaluate the performance of our business and our success in executing our business plan, make decisions regarding resource allocation and corporate strategies, and evaluate forward-looking projections. Certain of these business metrics may be added, removed or updated from time to time as our business evolves.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to continue to generate revenue from the provision of our connectivity and other service offerings; our development and fixed-price contracts; our reliance on our key OEMs and dealers for equipment sales; our dependence on single-source, third party satellite network providers; the impact of competition; our ability to maintain high-quality customer support; our reliance on third parties for equipment components and services; our participation in U.S. government contracts; our participation in non-U.S. government contracts; the finite useful life of satellites; the impact of global supply chain and logistics issues, tariffs and inflationary trends; the continued expansion of our business outside of the United States and its impact of such expansion on our corporate culture; foreign currency risk; our ability to recruit, train and retain highly skilled employees, and the loss of any key personnel; the impact of pandemics or other outbreaks of contagious diseases, and the measures implemented to combat them; the impact of adverse economic conditions and geopolitical instability; our ability to fully utilize portions of our deferred tax assets; the impact of climate change and other sustainability-related matters; our ability to evaluate or pursue strategic opportunities; our recently-deployed Gogo 5G and Gogo Galileo services may not compete well in the market or face problems relating to implementation; our ability to innovate next-generation technologies and provide products and services useful to our customers and passengers without delay in developing or deploying such technologies, products and services; our ability to maintain our rights to use our licensed 4Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of service interruptions or delays, cybersecurity incidents, technology failures, equipment damage or system disruptions or failures; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to protect our intellectual property rights; risks associated with the use of artificial intelligence in our products and services; the impact of our use of open-source software; the impact of equipment failure or material defects or errors in our software; our ability to comply with applicable foreign ownership limitations; the impact of government regulation of communication networks, and the internet; our possession and use of personal information; risks associated with participation in the FCC Reimbursement Program; our ability to comply with anti-bribery, anti-corruption and anti-money laundering laws; the extent of expenses, liabilities or business disruptions resulting from litigation; the impact of the distribution of income among various jurisdictions in which we operate as well as changes in tax law or regulation on our U.S. and non-U.S. tax liabilities; the impact of changes in laws and regulations on U.S. government contractors; the impact of our substantial indebtedness; our ability to obtain additional financing to refinance or repay our existing indebtedness; the impact of restrictions and limitations in the agreements and instruments governing our debt; the impact of increases in interest rates; the impact of a substantial portion of our indebtedness being secured by substantially all of our assets; the impact of a substantial change in rating assigned by a rating agency; the volatility of our stock price; our ability to fully utilize our tax losses; the dilutive impact of potential future stock issuances; the impact of our stockholder concentration; our ability to fulfill the obligations of being a public company; the impact of an identified material weakness in our internal controls; the impact of certain provisions of our charter, bylaws, and Delaware law; and other factors listed under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2025 as filed with the Securities and Exchange Commission (“SEC”) on February 27, 2026 and in our subsequent quarterly reports on Form 10-Q as filed with the SEC.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the only multi-orbit, multi-band in-flight connectivity provider offering connectivity technology purpose-built for business and military/government mobility aviation. Its industry-leading product portfolio offers best-in-class solutions for all aircraft types, from small to large and heavy jets and beyond.

The Gogo offering uniquely incorporates Air-to-Ground technology and access to multiple satellite constellations to deliver consistent, global tip-to-tail connectivity through a sophisticated suite of software, hardware, and advanced infrastructure supported by a 24/7/365 in person customer support team.

Gogo consistently strives to set new standards for reliability, security and innovation and is shaping the future of inflight aviation to make it easier for every customer to stay connected.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2026	2025
Revenue:
Service revenue	$187,732	$198,612
Equipment revenue	38,587	31,695
Total revenue	226,319	230,307
Operating expenses:
Cost of service revenue (exclusive of amounts shown below)	98,314	94,047
Cost of equipment revenue (exclusive of amounts shown below)	34,988	29,326
Engineering, design and development	6,492	13,875
Sales and marketing	13,491	14,210
General and administrative	26,208	29,519
Depreciation and amortization	15,139	14,143
Total operating expenses	194,632	195,120
Operating income	31,687	35,187
Other expense (income):
Interest income	(1,154)	(590)
Interest expense	16,846	16,558
Change in fair value of Earnout Liability	(4,943)	—
Other expense (income), net	(95)	234
Total other expense	10,654	16,202
Income before income taxes	21,033	18,985
Income tax provision	7,948	6,943
Net income	$13,085	$12,042

Net income attributable to common stock per share:
Basic	$0.10	$0.09
Diluted	$0.10	$0.09
Weighted average number of shares:
Basic	135,656	132,472
Diluted	136,849	135,314

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$103,544	$125,206
Accounts receivable, net of allowances of $8,462 and $6,783, respectively	115,141	112,558
Inventories	101,794	98,853
Assets held for sale	26,268	26,253
Prepaid expenses and other current assets	83,723	69,039
Total current assets	430,470	431,909
Non-current assets:
Property and equipment, net	116,529	117,274
Intangible assets, net	233,382	248,818
Goodwill	193,187	193,187
Operating lease right-of-use assets	55,585	57,990
Other non-current assets, net of allowances of $603 and $538, respectively	49,805	44,928
Deferred income taxes	202,236	209,666
Total non-current assets	850,724	871,863
Total assets	$1,281,194	$1,303,772
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$81,688	$92,514
Accrued liabilities	117,709	139,020
Deferred revenue	36,360	35,194
Current portion of long-term debt	23,589	2,500
Total current liabilities	259,346	269,228
Non-current liabilities:
Long-term debt	813,043	833,579
Non-current operating lease liabilities	52,871	55,772
Other non-current liabilities	37,914	44,064
Total non-current liabilities	903,828	933,415
Total liabilities	1,163,174	1,202,643
Stockholders’ equity
Common stock	14	13
Additional paid-in capital	1,291,858	1,288,294
Accumulated other comprehensive income	285	44
Accumulated deficit	(1,174,137)	(1,187,222)
Total stockholders’ equity	118,020	101,129
Total liabilities and stockholders’ equity	$1,281,194	$1,303,772

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31,
	2026	2025
Operating activities:
Net income	$13,085	$12,042
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	15,139	14,143
Loss on asset disposals, abandonments and write-downs	208	13
Provision for expected credit losses	1,855	945
Deferred income taxes	7,273	6,136
Stock-based compensation expense	4,833	5,491
Amortization of deferred financing costs and interest rate caps	1,356	1,577
Accretion of debt discount	462	416
Change in fair value of Earnout Liability	(4,943)	—
Change in fair value of convertible note investment	(230)	253
Changes in operating assets and liabilities:
Accounts receivable	(4,341)	(4,785)
Inventories	(2,939)	4,148
Prepaid expenses and other current assets	(11,590)	(3,527)
Contract assets	(4,665)	(1,947)
Accounts payable	(2,051)	126
Accrued liabilities	(20,941)	2,716
Deferred revenue	973	(2,438)
Accrued interest	(5)	(2,046)
Other non-current assets and liabilities	(715)	(791)
Net cash (used in) provided by operating activities	(7,236)	32,472
Investing activities:
Purchases of property and equipment	(25,721)	(2,751)
Acquisition of intangible assets—capitalized software	(2,292)	(3,418)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	14,886	564
Proceeds from interest rate caps	1,180	3,170
Net cash used in investing activities	(11,947)	(2,435)
Financing activities:
Payments on term loan	(625)	(625)
Payments on financing leases	(15)	(2)
Stock-based compensation activity	(1,971)	(947)
Net cash used in financing activities	(2,611)	(1,574)
Effect of exchange rate changes on cash	129	55
(Decrease) increase in cash, cash equivalents and restricted cash	(21,665)	28,518
Cash, cash equivalents and restricted cash at beginning of period	125,690	42,304
Cash, cash equivalents and restricted cash at end of period	$104,025	$70,822
Cash, cash equivalents and restricted cash at end of period	$104,025	$70,822
Less: current restricted cash	87	70
Less: non-current restricted cash	394	470
Cash and cash equivalents at end of period	$103,544	$70,282
Supplemental cash flow information:
Cash paid for interest	$17,472	$20,926
Cash paid for taxes	160	162
Non-cash investing activities:
Purchases of property, equipment and intangibles in liabilities	$6,933	$6,112

Gogo Inc. and Subsidiaries

Supplemental Information – Disaggregated Revenue

(in thousands, unaudited)

	For the Three Months Ended March 31,
	2026	2025
Service revenue by type
Satellite broadband	$80,102	$77,679
ATG broadband	64,802	75,970
Narrowband and other	42,828	44,963
Total service revenue by type	$187,732	$198,612
Service revenue by market
Business aviation	$154,355	$169,281
Military / Government	33,377	29,331
Total service revenue by market	$187,732	$198,612

Equipment revenue
Satellite broadband	$12,413	$6,375
ATG broadband	19,654	18,672
Narrowband and other	6,520	6,648
Total equipment revenue	$38,587	$31,695

Gogo Inc. and Subsidiaries

Supplemental Information – Key Business Metrics

	For the Three Months Ended March 31,
	2026	2025
Aircraft online (at period end)
ATG AVANCE	4,851	4,716
Gogo Biz	1,265	2,186
Total ATG	6,116	6,902
GEO aircraft online	1,306	1,280
Gogo Galileo aircraft online	111	—
Average monthly connectivity service revenue per ATG aircraft online	$3,351	$3,451
ATG units sold	511	317

•
AVANCE aircraft online. We define AVANCE aircraft online as the total number of aircraft equipped with our AVANCE L5 or L3 system for which we provide ATG services to business aviation customers in the last month of the period presented. This number excludes military/government AVANCE aircraft online.
•
Gogo Biz aircraft online. We define Gogo Biz aircraft online as the total number of aircraft not equipped with our AVANCE L5 or L3 system for which we provide ATG services to business aviation customers in the last month of the period presented. This number excludes commercial aircraft operated by Intelsat’s airline customers as well as military/government aircraft receiving ATG service.
•
GEO aircraft online. We define GEO aircraft online as the total number of aircraft for which we provide GEO broadband services to business aviation customers as of the last day of each period presented. This number excludes aircraft receiving services through GEO satellite networks that are end-of-life and military/government GEO aircraft online.
•
Gogo Galileo aircraft online. We define Gogo Galileo aircraft online as the total number of aircraft for which we provide Gogo Galileo LEO broadband services in the last month of the period presented. This number excludes military/government Gogo Galileo aircraft online. This metric was not presented prior to the fiscal year ended December 31, 2025, as Gogo Galileo was only first deployed in 2025.
•
Average monthly connectivity service revenue per ATG aircraft online (“ARPU”). We define ARPU as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from Intelsat is excluded from this calculation.
•
ATG units sold. We define units sold as the number of ATG units for which we recognized revenue during the period.

For more information, see "Key Business Metrics" above.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended March 31,		% Change
	2026	2025	2026 over 2025
Service revenue	$187,732	$198,612	(5.5)%
Equipment revenue	38,587	31,695	21.7%
Total revenue	$226,319	$230,307	(1.7)%

	For the Three Months Ended March 31,		% Change
	2026	2025	2026 over 2025
Cost of service revenue (1)	$98,314	$94,047	4.5%
Cost of equipment revenue (1)	$34,988	$29,326	19.3%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended March 31,		For the Three Months Ended December 31,
	2026	2025	2025
Adjusted EBITDA:
Net income (loss) attributable to common stock (GAAP)	$13,085	$12,042	$(9,996)
Interest expense	16,846	16,558	17,567
Interest income	(1,154)	(590)	(1,425)
Income tax provision	7,948	6,943	1,405
Depreciation and amortization	15,139	14,143	15,805
EBITDA	51,864	49,096	23,356
Stock-based compensation expense	4,833	5,491	5,552
Change in fair value of Earnout Liability	(4,943)	—	(7,100)
Acquisition and integration-related costs(1)	1,815	6,467	1,493
Amortization of acquisition-related inventory step-up costs	—	748	497
Litigation settlement accrual costs	—	—	10,010
Change in fair value of convertible note investment	(230)	253	4,010
Adjusted EBITDA	$53,339	$62,055	$37,818

Free Cash Flow:
Net cash provided by operating activities (GAAP) (2)	$(7,236)	$32,472	$8,503
Consolidated capital expenditures (2)	(28,013)	(6,169)	(40,429)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles (2)	14,886	564	25,499
Proceeds from interest rate caps (2)	1,180	3,170	1,482
Free cash flow	$(19,183)	$30,037	$(4,945)

(1)
For the three months ended March 31, 2026, the figure consists of severance and other compensation-related costs of $1.2 million and integration support costs of $0.6 million. For the three months ended March 31, 2025, the figure consists of due diligence and advisory fees of $3.9 million and severance and other compensation-related costs of $2.6 million. For the three months ended December 31, 2025, the figure consists of integration-related advisory fees of $0.3 million and severance and other compensation-related costs of $1.2 million.
(2)
See Unaudited Condensed Consolidated Statements of Cash Flows.

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

	FY 2026 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$108	$128
Consolidated capital expenditures	(65)	(65)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	45	45
Proceeds from interest rate caps	2	2
Free cash flow	$90	$110

Definition of Non-GAAP Measures

EBITDA represents net income attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) acquisition and integration-related costs, including amortization of acquisition-related inventory step-up costs and changes in fair value of the Earnout Liability, (iii) litigation settlement accrual costs, and (iv) change in fair value of convertible note investment. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA provides a clearer view of the operating performance of our business and is appropriate given that grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

Acquisition and integration-related costs include direct transaction costs, such as due diligence and advisory fees and certain compensation and integration-related expenses as well as the amortization of acquisition-related inventory step-up costs. We believe it is useful for an understanding of our operating performance to exclude acquisition and integration-related costs from Adjusted EBITDA because they are infrequent, are outside of the ordinary course of our operations and do not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the changes in fair value of the Earnout Liability related to the acquisition of Satcom Direct from Adjusted EBITDA because this activity is outside of the ordinary course of our operations and does not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude litigation settlement accrual costs from Adjusted EBITDA because this activity is outside of the ordinary course of our operations and does not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the change in fair value of convertible note investment from Adjusted EBITDA because this activity is not related to our operating performance.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Free Cash Flow represents net cash provided by operating activities, plus the proceeds received from the FCC Reimbursement Program and the interest rate caps, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding our liquidity. Management believes that Free Cash Flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in property and equipment to support the Company’s ongoing business operations and provides them with the same measures that management uses as the basis of making capital allocation decisions.